UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 22, 2025
Date of Report
(Date of earliest event reported)

The RMR Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-37616	8742	47-4122583
(Commission File Number)	(Primary Standard Industrial	(IRS Employer
	Classification Code Number)	Identification Number)

Two Newton Place, 255 Washington Street, Suite 300, Newton, MA, 02458-1634
(Address of principal executive offices, including zip code)

(617) 796-8230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol	Name Of Each Exchange On Which Registered
Class A common stock, $0.001 par value per share	RMR	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On January 22, 2025 (the “Closing Date”), The RMR Group Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), the lenders party thereto, The RMR Group LLC, a Maryland limited liability company and a majority-owned operating subsidiary of the Company (the “Borrower”), and RMR Residential Management Group LLC, a Maryland limited liability company and wholly owned subsidiary of the Borrower (together with the Borrower, the “Obligors”). The Credit Agreement provides for a 3-year, $100 million senior secured revolving credit facility (the “Revolving Credit Facility”). The proceeds of the Revolving Credit Facility will be used for general corporate purposes, working capital and other lawful purposes.

Interest rates under the Revolving Credit Facility are variable and equal to the Secured Overnight Financing Rate (“SOFR”), plus a margin of 2.25% per annum, or, at the Borrower’s option, at a base reference rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest last quoted by the Administrative Agent as its “base rate” and (c) the one-month SOFR rate plus 1.00%, plus, a margin of 1.25% per annum.

The Borrower will pay customary agency fees and a commitment fee based on the daily unused portion of the Revolving Credit Facility at a rate of 0.50% per annum. The Revolving Credit Facility is not subject to amortization, will mature on the third anniversary of the Closing Date, and includes a one-year extension at the Borrower’s option, subject to the payment of extension fees and satisfaction of other customary conditions.

On the Closing Date, each of the Obligors and the Collateral Agent entered into a security agreement, pursuant to which the Obligors granted a security interest in substantially all of their respective assets, in each case, subject to customary exceptions and exclusions.

The Credit Agreement contains customary representations and warranties, affirmative covenants, and negative covenants. The negative covenants limit the Borrower’s and its subsidiaries’ ability to, among other things, incur indebtedness, create liens on its or their assets, engage in fundamental changes, make investments, sell or otherwise dispose of assets, make restricted payments, engage in certain transactions with affiliates and enter into agreements restricting the ability of the Company’s subsidiaries to make distributions to it or incur liens on its assets.

The Credit Agreement also contains financial covenants that are tested on the last day of each of the Company’s fiscal quarters. These financial covenants include a (x) maximum leverage ratio of 2.0:1.0 (excluding non-recourse debt), (y) minimum interest coverage ratio of 3.0:1.0 and (z) minimum ratio of management fee-generating assets under management as of each testing date to management fee-generating assets under management as of the Closing Date of 60%.

The Credit Agreement also contains customary events of default including, among other things, non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness, key person events and change of control. The occurrence of an event of default could result in the termination of commitments under the Revolving Credit Facility and the acceleration of all outstanding amounts thereunder.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Credit Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

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Item 7.01. Regulation FD Disclosure.

On January 22, 2025, the Company issued a press release announcing the closing of the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The Company undertakes no obligation to update, supplement or amend the press release attached as Exhibits 99.1.

The information in Exhibits 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

Exhibit Number	Description
10.1	Credit Agreement, dated as of January 22, 2025, among The RMR Group LLC, The RMR Group Inc., RMR Residential Management Group LLC, the lenders party thereto and Citibank, N.A., as administrative agent and as collateral agent (Filed herewith)
99.1	Press Release, issued by the Company on January 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RMR GROUP INC.

Date: January 22, 2025	By:	/s/ Matthew P. Jordan
Matthew P. Jordan
Executive Vice President, Chief Financial Officer and Treasurer